EXHIBIT 99.1

NTL INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (in millions)

	March 31, 2006	December 31, 2005
	(Unaudited)	(See Note)
Assets
Current assets
Cash and cash equivalents	£518.3	£735.2
Restricted cash	7.5	3.4
Marketable securities	—	96.9
Accounts receivable—trade, less allowances for doubtful accounts of £39.7 (2006) and £41.7 (2005)	344.5	191.8
Inventory for re-sale	9.1	—
Prepaid expenses and other current assets	119.7	112.4
Total current assets	999.1	1,139.7
Fixed assets, net	6,227.0	3,294.9
Goodwill	1,350.5	—
Reorganization value in excess of amounts allocable to identifiable assets	193.0	193.0
Customer lists, net	1,017.2	247.6
Other intangible assets, net	71.2	2.4
Investments in and loans to affiliates, net	370.5	—
Programming inventory	37.4	—
Other assets, net of accumulated amortization of £10.5 (2006) and £32.2 (2005)	131.1	110.9
Total assets	£10,397.0	£4,988.5

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	£309.4	£176.9
Accrued expenses and other current liabilities	581.5	291.1
Interest payable	56.7	37.8
Deferred revenue	233.0	103.2
Current portion of long-term debt	53.5	0.8
Total current liabilities	1,234.1	609.8
Long-term debt, net of current portion	5,849.9	2,279.2
Deferred revenue and other long-term liabilities	169.1	134.3
Deferred income taxes	138.8	9.2
Minority interest	0.6	1.0
Total liabilities	7,392.5	3,033.5
Commitments and contingent liabilities

Shareholders’ equity
Common stock	1.6	1.2
Additional paid-in capital	3,744.2	2,671.0
Treasury stock	—	(114.0)
Accumulated other comprehensive income	27.3	45.5
Accumulated deficit	(768.6)	(648.7)
Total shareholders’ equity	3,004.5	1,955.0
Total liabilities and shareholders’ equity	£10,397.0	£4,988.5

Note: The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date.

NTL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in millions, except per share data)

	Three months ended March 31,
	2006	2005
Revenue	£611.4	£497.8
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(254.9)	(206.9)
Selling, general and administrative expenses	(158.1)	(119.8)
Other charges	(8.4)	(0.4)
Depreciation	(149.3)	(130.3)
Amortization	(36.8)	(27.4)
	(607.5)	(484.8)
Operating income	3.9	13.0
Other income (expense)
Interest income and other, net	8.6	6.5
Interest expense	(83.8)	(70.1)
Share of income from equity investments	1.4	—
Foreign currency transaction losses	(10.0)	(4.0)
Loss on extinguishment of debt	(32.4)	—
Losses on derivative instruments	(9.2)	—
Loss from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	(121.5)	(54.6)
Income tax expense	—	(11.3)
Minority interest income	0.4	—
Cumulative effect of change in accounting principle	1.2	—
Loss from continuing operations	(119.9)	(65.9)
Discontinued operations
Income from discontinued operations before income taxes	—	7.3
Gain on disposal of assets	—	514.6
Income tax expense	—	(0.2)
Income from discontinued operations	—	521.7
Net (loss) income	£(119.9)	£455.8

Basic and diluted (loss) from continuing operations per share	£(0.51)	£(0.30)
Basic and diluted income from discontinued operations per share	£—	£2.41
Basic and diluted net (loss) income per share	£(0.51)	£2.11
Average number of shares outstanding	236.5	216.5

See accompanying notes.

NTL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) (in millions)

	Three months ended March 31,
	2006	2005
Net cash provided by operating activities	£207.3	£157.4
Investing activities
Purchase of fixed assets	(135.3)	(73.8)
Investments in and loans to affiliates	4.9	—
Acquisition of subsidiaries, net of cash acquired	(1,999.2)	—
Proceeds from the sale of fixed assets	0.7	—
Decrease (increase) in restricted cash	4.2	(2.0)
Proceeds from sale of broadcast operations, net	—	1,221.4
Net cash (used in) provided by investing activities	(2,124.7)	1,145.6
Financing activities
Proceeds from employee stock option exercises	27.2	0.4
Purchase of stock	—	(69.2)
New borrowings	5,000.0	—
Principal payments on long-term debt	(3,241.3)	(500.2)
Financing fees	(80.0)	—
Net cash provided by (used in) financing activities	1,705.9	(569.0)
Cash flow from discontinued operations
Net cash used by operating activities	—	(6.0)
Net cash used by investing activities	—	(3.0)
Net cash used in discontinued operations	—	(9.0)
Effect of exchange rate changes on cash and cash equivalents	(5.4)	(7.4)
(Decrease) increase in cash and cash equivalents	(216.9)	717.6
Cash and cash equivalents, beginning of period	735.2	125.2
Cash and cash equivalents, end of period	£518.3	£842.8

See accompanying notes.

NTL INCORPORATED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

Note 1—Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. For further information, refer to the consolidated financial statements and footnotes thereto included in the Annual Report on Form 10-K for NTL Holdings Inc. for the year ended December 31, 2005.

On March 3, 2006, NTL Holdings Inc. (“NTL Holdings”), formerly known as NTL Incorporated, merged with a subsidiary of NTL Incorporated (formerly known as Telewest Global, Inc, or “Telewest”). The merger has been accounted for as a reverse acquisition in which NTL Holdings is treated as the accounting acquirer, primarily because NTL Holdings shareholders owned approximately 75% of the common stock upon completion of the merger. Following the merger, Telewest changed its name to NTL Incorporated. As a result, the historical financial statements of NTL Holdings became the historical financial statements of NTL Incorporated as of the completion of the merger. Therefore, the results for the quarter ended March 31, 2005 reflect the operations and cash flows of NTL Holdings only and the balance sheet at December 31, 2005 reflects the financial position of NTL Holdings only. The results of operations and cash flows for Telewest, the acquired company for accounting purposes, are included in the consolidated financial statements from March 3, 2006, the date on which the merger was completed.

Certain prior period balances have been reclassified to conform to the current period presentation.

Note 2—Acquisitions and Disposals

Reverse Acquisition of Telewest

On March 3, 2006 NTL Holdings (formerly known as NTL Incorporated) merged with a subsidiary of NTL Incorporated (formerly known as Telewest) and the merger  has been accounted for as a reverse acquisition of Telewest using the purchase method. This merger created the UK’s largest provider of residential broadband and the UK’s leading provider of triple play services. In connection with this transaction, Telewest changed its name to NTL Incorporated.

The total purchase price of approximately £3.5 billion includes cash of approximately £2.3 billion, common stock valued at £1.1 billion, stock options with a fair value of £33.3 million and estimated direct transaction costs of £25.1 million. The average market price per share of common stock utilized in determining the value of new common stock issued of £13.00 ($22.90) is based on an average of the closing prices of Telewest common stock for a range of trading days (September 29, September 30, October 3, October 4 and October 5, 2005) around the announcement date of the proposed merger (October 3, 2005). The cash payment of £2.3 billion was based on the redemption value of $16.25 (£9.30) per share of Telewest redeemable common stock issued in exchange for Telewest common stock in the transaction and 246.0 million shares of Telewest redeemable common stock so issued.

The outstanding options to purchase shares of NTL Holdings Inc. common stock were exchanged for options to purchase shares of NTL Incorporated new common stock with the same terms and conditions.

The outstanding options to purchase shares of Telewest common stock were converted into options to purchase shares of NTL Incorporated new common stock at an option price calculated in accordance with the formula in the merger agreement. In accordance with the terms of Telewest’s equity-based plans, a significant proportion of Telewest’s outstanding options that were granted prior to March 3, 2006 vested upon completion of the merger. All vested and unvested options of Telewest have been recorded at their fair value by using the Black-Scholes option pricing model.

Based on a preliminary independent valuation, which may change upon receipt of the final valuation, the total purchase price of approximately £3.5 billion has been allocated as follows (in millions) (unaudited):

Acquisition Date
Cash and cash equivalents, including restricted cash	£303.1
Accounts receivable	155.2
Prepaid expenses and other current assets	47.8
Fixed assets	2,966.5
Programming inventory	33.4
Investments in and loans to affiliates	374.9
Amortizable intangible assets:
Customer lists	804.8
Trade names	16.3
Licences	37.4
Intangible assets with indefinite lives:
Goodwill	1,350.5
Trade names	17.1
Accounts payable	(144.9)
Long term debt, including current portion	(1,873.6)
Other current liabilities	(460.9)
Other long-term liabilities	(39.3)
Deferred income taxes	(129.5)
Total purchase price	£3,458.8

The allocation of the purchase price to assets acquired and liabilities assumed is preliminary, pending finalization of valuations performed by third party experts, finalization of management’s integration plan pertaining to the acquired business and completion of a review of certain historical matters.

Amortizable intangible assets

Of the total purchase price, approximately £858.5 million has been allocated to amortizable intangible assets including customer lists, trade names and licenses. Customer lists represent existing contracts that relate primarily to underlying customer relationships pertaining to the services provided by Telewest. NTL expects to amortize the fair value of these assets on a straight-line basis over weighted average estimated useful lives of between 5 and 8 years.

Trade names represent the Telewest and Blueyonder brand names and the names of the Content segment’s TV channels. The fair value of these assets was determined utilizing a relief from royalty method. We expect to amortize the fair value of these assets on a straight-line basis over weighted average estimated useful lives of between 1 and 9 years.

Licences represent contracts to broadcast television content over a digital broadcasting system in the United Kingdom. The fair value of these contracts was determined utilizing the income approach. NTL expects to amortize the fair value of these assets on a straight-line basis over a weighted average estimated useful life of approximately 4 years.

Pro forma results

The pro forma results for the three month period ended March 31, 2006 include the results of Telewest from January 1, 2006 through March 3, 2006 (the acquisition date). The unaudited pro forma financial information is not intended to represent or be indicative of the consolidated results of operations or financial condition of NTL that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of NTL.

The following pro forma financial information presents the combined results of operations of NTL and Telewest as if the acquisition had occurred as of the beginning of the periods presented (in millions, except per share data) (unaudited):

	Three months ended March 31
	2006	2005
Revenue	£888.8	£833.2
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(369.0)	(327.5)
Selling, general and administrative expenses	(242.8)	(205.0)
Other charges	(8.9)	(0.4)
Depreciation	(210.4)	(220.0)
Amortization	(58.6)	(60.0)
	(889.7)	(812.9)
Operating (loss) income	(0.9)	20.3
Loss from continuing operations before income taxes and cumulative effect of change in accounting principle	(149.8)	(146.2)
Loss from continuing operations	(147.4)	(157.5)
Discontinued operations:
Income from discontinued operations	—	521.7
Net (loss) income	£(147.4)	£364.2
(Loss) income from continuing operations before income taxes and cumulative effect of change in accounting principle per share	£(0.53)	£(0.51)
Net (loss) income per share	£(0.52)	£1.28

The pro forma financial information above includes the following material, non-recurring charges: write-offs of historical deferred finance charges of £32.4 million in the three months ended March 31, 2006 and £57.8 million in the three months ended March 31, 2005; acquisition-related charges of £16.3 million in the three months ended March 31, 2006; other charges including restructuring charges, of £8.9 million in the three months ended March 31, 2006 and £0.4 million in the three months ended March 31, 2005.

Proposed Acquisition of Virgin Mobile

On April 4, 2006, we announced that we had reached agreement with the independent board of directors of Virgin Mobile (UK) Holdings plc (“Virgin Mobile”) on the terms of a cash offer, with a share alternative offer and a share and cash alternative offer, to be made by the Company and one of its wholly-owned subsidiaries to acquire 100% of the shares of Virgin Mobile (the “Offer”). Virgin Mobile is the largest mobile virtual network operator in the United Kingdom, with 4.3 million customers.

Virgin Mobile shareholders may elect to receive, for each share of Virgin Mobile, (a) £3.72 in cash, (b) 0.23245 shares of our common stock, or (c) 0.18596 shares of our common stock plus £0.67 in cash. Virgin Group Investments Limited and Virgin Entertainment Investment Holdings Ltd. have irrevocably agreed to elect alternative (c) above in respect of Virgin Group’s aggregate beneficial interest in approximately 71.2% of Virgin Mobile’s shares. Other shareholders holding an additional 0.82% of the Company have also irrevocably agreed to accept the Offer.

We and Virgin Mobile intend to implement the Offer through a U.K. Scheme of Arrangement. A document outlining the terms of the Offer and the Scheme of Arrangement in greater detail was posted to Virgin Mobile shareholders on or around April 28, 2006. Virgin Mobile shareholders will be asked at a meeting of shareholders to approve the Scheme of Arrangement. The court will then be asked to confirm the fairness of the Scheme. The transaction does not require approval by our shareholders.

We will finance the cash portion of the Offer (approximately £414 million, assuming that all of the shareholders other than those affiliated with the Virgin Group take cash), the refinancing of Virgin Mobile’s outstanding indebtedness (approximately £193 million as at September 30, 2005) and transactional expenses through £475 million of additional bank borrowings committed under its existing facility and cash on hand.

We have also entered into a trade mark license agreement with Virgin Enterprises Limited under which we will be entitled to use certain Virgin trade marks within the United Kingdom and Ireland. The agreement is an exclusive license covering a number of aspects of our consumer business, including the provision of communications services (such as internet, television, fixed line telephony, and upon the acquisition of Virgin Mobile, mobile telephony), the acquisition and branding of sports, movie and other premium television content, and the branding and sale of certain communications equipment related to our consumer businesses, such as set top boxes and cable modems. The agreement provides for a royalty of 0.25% per annum of our revenue from the relevant businesses, subject to a minimum annual royalty of £8.5 million (the royalty would have been approximately £9 million based on combined historical NTL and Telewest 2005 revenues including revenue from Virgin Mobile and our subsidiary Virgin.Net). The agreement replaces the existing license agreement under which our subsidiary Virgin.net is entitled to use the Virgin brand in relation to its internet business and, on the acquisition of Virgin Mobile, will replace the existing Virgin Mobile license agreement. The agreement has a term of 30 years, although we can terminate it after 10 years on one year’s notice, and it is subject to earlier termination by us in certain other circumstances, including (subject to specified payments) a change of control. The agreement also entitles us to use a corporate name that includes the Virgin name. Under the U.K. Takeover Code, the license agreement is subject to approval by a majority of the shareholders of Virgin Mobile other than those associated with affiliates of the Virgin Group.

Disposal of Broadcast and Ireland operations

On December 1, 2004, we reached an agreement for the sale of our broadcast operations. The sale completed on January 31, 2005. The broadcast operations are accounted for as a discontinued operation and therefore, Broadcast’s results of operations have been removed from our results of continuing operations for the three months ended March 31, 2005. The results of operations of Broadcast have been excluded from the components of “Loss from continuing operations” and shown under the caption “Income from discontinued operations before income taxes” in the Statements of Operations. Upon the sale, we recorded a gain on disposal of £514.6 million.

On May 9, 2005, we sold our operations in the Republic of Ireland, comprising all of the ordinary shares of ntl Communications (Ireland) Limited and ntl Irish Networks Limited and certain additional assets, to MS Irish Cable Holdings B.V., an affiliate of Morgan Stanley & Co. International Limited, for an aggregate purchase price of €333.4 million, or £225.5 million. The Ireland operations are accounted for as a discontinued operation and therefore, Ireland’s results of operations have been removed from our results of continuing operations for the three months ended March 31, 2005. The results of operations of Ireland have been excluded from the components of “Loss from continuing operations” and shown under the caption “Income from discontinued operations before income taxes” in the Statements of Operations.

As a result of the sale of our broadcast and Ireland operations, we have accounted for the broadcast and Ireland operations as discontinued operations in 2005. The results of operations for the broadcast and Ireland operations have been excluded from the components of loss from continuing operations and shown in a separate caption, titled income from discontinued operations, and the assets and liabilities of the broadcast and Ireland operations are reported as assets held for sale and liabilities of discontinued operations, respectively. Revenue from the broadcast operations reported in discontinued operations for the three months ended March 31, 2005 was £21.4 million. Pre-tax income from broadcast operations, reported as pre-tax income from discontinued operations, for the three months ended March 31, 2005, was £4.1 million. Revenue from the Ireland operations reported in discontinued operations for the three months ended March 31, 2005 was £19.2 million. Pre-tax income from Ireland operations, reported as pre-tax income from discontinued operations, for the three months ended March 31, 2005 was £3.2 million.

Note 3—Goodwill and Intangible Assets

Goodwill and intangible assets consist of (in millions):

	Estimated Useful Life	March 31, 2006	December 31, 2005
		(Unaudited)
Goodwill and intangible assets not subject to amortization:
Goodwill		£1,350.5	£—
Reorganization value in excess of amounts allocable to identifiable assets		193.0	193.0
Trade names		17.1	—
		£210.1	£193.0
Intangible assets subject to amortization:
Costs
Trade names and licenses	1 – 9 years	£56.0	£3.2
Customer lists	5 – 8 years	1,365.9	560.6
		1,421.9	563.8
Accumulated amortization
Trade names and licenses		1.9	0.8
Customer lists		348.7	313.0
		350.6	313.8
		£1,071.3	£250.0

Estimated aggregate amortization expense for each of the five succeeding fiscal years from December 31, 2005 is as follows: £214.5 million in 2006, £234.0 million in 2007, £162.8 million in 2008, £131.6 million in 2009 and £124.3 in 2010.

Note 4—Long-Term Debt

Long-term debt consists of (in millions):

	March 31, 2006	December 31, 2005
	(Unaudited)
8.75% US Dollar Senior Notes due 2014	£244.4	£247.3
9.75% Sterling Senior Notes due 2014	375.0	375.0
8.75% Euro Senior Notes due 2014	157.0	155.0
Senior credit facility	3,200.0	1,463.0
Senior bridge facility	1,809.0	—
Capital leases	111.7	38.2
Other	6.3	1.5
	5,903.4	2,280.0
Less: current portion	(53.5)	(0.8)
	£5,849.9	£2,279.2

The effective interest rates on the variable interest rate debt were as follows:

	March 31, 2006	December 31, 2005
Senior credit facility	6.2%	6.9%
Senior bridge facility	10.8%	—

On March 3, 2006 we prepaid £1,358.1 million in respect of NTL Holding’s senior credit facility, £1,686.9 million in respect of Telewest’s existing senior credit facilities and £102.0 million in respect of Flextech’s senior credit facility. All of these facilities were repaid in full utilizing borrowings under our new senior credit facilities.

Our new senior credit facilities provide for a senior secured credit facility in an aggregate principal amount of £3,775 million, comprising a £3.2 billion 5-year amortizing Tranche A term loan facility, a £175 million 5-year amortizing Tranche A-1 term loan facility, a £300 million 6 1/2 year bullet Tranche B-1 term loan facility, and a £100 million 5-year multicurrency revolving credit facility. Tranche A has been drawn in full whereas Tranches A-1 and B-1 remain undrawn as these tranches can only be issued for purposes of financing the purchase price for our potential acquisition of Virgin Mobile. We must satisfy certain conditions precedent typical for a transaction of this type in order to draw on these two tranches. We announced an offer on April 4, 2006 to acquire all outstanding shares of Virgin Mobile through a U.K. scheme of arrangement but no assurances can be made that such offer will be successful or that we will use these facilities to fund such offer.

Our bridge facilities comprise a 1-year (automatically extendable to a 10-year) senior subordinated bridge facility in an aggregate principal amount of £1.8 billion made available to one of our subsidiaries, Neptune Bridge Borrower LLC. This facility has been drawn in full in the U.S. dollar equivalent of $3,146.4 million and the proceeds were used in connection with the reverse acquisition of Telewest.

The U.S. dollar-denominated 8.75% senior notes due 2014, the sterling-denominated 9.75% senior notes due 2014, and the euro-denominated 8.75% senior notes due 2014 were issued by NTL Cable PLC on April 13, 2004.

Note 5—Employee Benefit Plans

The components of net periodic pension cost in the three months ended March 31, 2006 and 2005 were as follows (in millions) (unaudited):

	Three months ended March 31,
	2006	2005
Service costs	£0.7	£1.0
Interest costs	3.9	3.6
Expected return on plan assets	(4.2)	(3.4)
Settlements and curtailments	0.3	(0.1)
Net periodic benefit costs	£0.7	£1.1

Employer Contributions

We previously disclosed in our financial statements for the year ended December 31, 2005, that we expected to contribute £2.2 million to our pension plans in 2006. For the three months ended March 31, 2006 we contributed £0.5 million to our pension plans. We anticipate contributing an additional £1.7 million to fund our pension plans in 2006 for a total of £2.2 million.

Note 6—Other Charges Including Restructuring Charges

Other charges of £8.4 million for the three months ended March 31, 2006, relate to our historical restructuring programs and restructuring programs initiated in respect of the reverse acquisition of Telewest. As part of our integration with Telewest we are performing an internal review and have begun programs to drive efficiencies throughout the combined organization. Liabilities with respect to Telewest property lease exit costs and Telewest involuntary employee termination costs were recognized on the balance sheet of the acquired entity in accordance with EITF 95-3 “Recognition of Liabilities in Connection with Purchase Combinations”. Liabilities with respect to NTL property exit costs and involutary employee termination costs under the restructuring program are recorded in the period the liability is incurred or the plan is communicated to employees. As of March 31, 2006, we have incurred £12.8 million, and we expect to incur a total of approximately £133 million, of costs to fully execute this program.

The following tables summarize our historical restructuring provisions and the restructuring provisions resulting from the reverse acquisition of Telewest at March 31, 2006 (in millions) (unaudited):

Historical Restructuring Provisions	Involuntary Employee Termination and Related Costs	Lease Exit Costs	Total
Balance, December 31, 2005	£—	£45.3	£45.3
Charged to expense	—	1.1	1.1
Utilized	—	(1.0)	(1.0)
Balance, March 31, 2006	£—	£45.4	£45.4

Acquisition restructuring provisions	Involuntary Employee Termination and Related Costs	Lease Exit Costs	Total
Balance, December 31, 2005	£—	£—	£—
Provisions resulting from business acquisition recognized under EITF 95-3	34.8	33.2	68.0
Charged to expense	3.4	3.9	7.3
Utilized	(12.8)	—	(12.8)
Balance, March 31, 2006	£25.4	£37.1	£62.5

Note 7—Stockholders’ Equity and Share Based Compensation

In connection with the reverse acquisition, each share of NTL Holdings Inc (formerly known as NTL Incorporated) common stock issued and outstanding immediately prior to the effective time of the acquisition was converted into the right to receive 2.5 shares of NTL Incorporated new common stock. On March 3, 2006, we issued 212,931,048 of common stock for this purpose. For accounting purposes, the acquisition of NTL Holdings Inc. has been treated as a reverse acquisition. Accordingly, the 212,931,048 shares issued to acquire NTL Holdings, Inc. have been treated as outstanding from January 1, 2004 (as adjusted for historical issuances and repurchases during the period from January 1, 2004 to March 3, 2006). In addition, on March 3, 2006, each share of Telewest Global Inc’s common stock issued and outstanding immediately prior to the acquisition was converted into 0.2875 shares of NTL Incorporated new common stock, (and redeemable stock that was redeemed). These 70,728,375 shares of NTL Incorporated new common stock have been treated as issued on the acquisition date.

In accordance with the preceding paragraph, the outstanding shares as of December 31, 2005 and weighted average shares outstanding for the three months ended March 31, 2005 were restated as follows (in millions):

Outstanding shares:

Number of shares
December 31, 2005 outstanding shares as previously reported by NTL Holdings, (formerly known as NTL Incorporated)	85.2
Multiplied by share exchange ratio in reverse acquisition	2.5
Shares at December 31, 2005 (after giving effect to reverse acquisition)	212.9
Effect of the reverse acquisition—conversion of NTL Incorporated (formerly known as Telewest Global Inc) shares	70.7
Issuances and purchases during the period	4.5
March 31, 2006 outstanding shares	288.1

For three months ended March 31, 2005;

Weighted average shares outstanding as previously reported	86.6
Share exchange ratio in reverse acquisition	2.5
Weighted average shares outstanding , as restated	216.5

As at March 31, 2006, we had authorized shares totaling one billion and issued and outstanding shares totaling 288.1 million.

Basic and diluted earnings per share is computed by respectively dividing the loss from continuing operations, income from discontinued operations and the net (loss) income by the weighted average number of shares outstanding during the three months ended March 31, 2006 and 2005. Outstanding warrants, options to purchase 38.5 million shares and 0.8 million shares of restricted stock at March 31, 2006 are excluded from the calculation of diluted earnings per share, since the inclusion of such warrants, options and shares is anti-dilutive. The average number of shares outstanding for the three months ended March 31, 2006 is computed as follows (in millions):

Number of Shares
Number of shares outstanding at start of period	212.9
Issues of common stock	23.6
Repurchase of stock	—
Average shares outstanding	236.5

The following table summarizes the activity of NTL Incorporated option plans for the 2006 interim period. All values are adjusted for the 2.5 conversion of shares on the reverse acquisition of Telewest.

	Options to purchase common stock	Weighted average exercise price
Outstanding at the beginning of the period	7,756,241	$14.89
Granted:
As part of the purchase transaction	5,193,645	$14.17
Other	4,234,394	$19.11
Exercised	(3,866,528)	$12.78
Forfeited, expired or cancelled	(635,267)	$19.10
Outstanding at the end of the period	12,682,485	$16.44
Exercisable at the end of the period	4,141,340	$14.04

As disclosed in the 2005 Annual Report on Form 10-K for NTL Holdings, we adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment effective January 1, 2006. As a result, we have recorded a cumulative effect of a change in accounting principle of £1.2 million to reduce compensation expense recognized in previous periods.

Total share based compensation expense included in sales, general and administrative expenses in the statement of operations was £6.3 million and £3.0 million for the quarters ended March 31, 2006 and 2005, respectively.

The following table summarizes the activity of NTL Incorporated restricted stock plans for the 2006 interim period. All values are adjusted for the share exchange ratio of 2.5 on the reverse acquisition of Telewest.

Common stock
Outstanding at the beginning of the period	75,330
Granted	762,500
Awards vested and shares issued	(10,415)
Forfeited, expired or cancelled	—
Outstanding at the end of the period	827,415

Note 8—Comprehensive (Loss) Income

Comprehensive (loss) income comprises (in millions) (unaudited):

	Three months ended March 31,
	2006	2005
Net (loss) income for period	£(119.9)	£455.8
Currency translation adjustment	(17.0)	(4.7)
Net unrealized (losses) gains on derivatives	(1.2)	7.6
Comprehensive (loss) income	£(138.1)	£458.7

The components of accumulated other comprehensive income, net of taxes, were as follows (in millions) (unaudited);

	March 31, 2006	December 31, 2005
Foreign currency translation	£47.5	£64.5
Pension liability adjustments	(18.2)	(18.2)
Net unrealized losses on derivatives	(2.0)	(0.8)
	£27.3	£45.5

Note 9—Income taxes

At each period end, it is necessary for us to make certain estimates and assumptions to compute the provision for income taxes including, but not limited to the expected operating income (or loss) for the year, projections of the proportion of income (or loss) earned and taxed in the United Kingdom and the extent to which this income (or loss) may also be taxed in the United States, permanent and temporary differences, the likelihood of deferred tax assets being recovered and the outcome of contingent tax risks. At each interim period, management uses the best information available to develop these estimates and assumptions, which are used to compute the forecast effective tax rate for the full year which is applied in computing the income tax expense or benefit for the interim period. In accordance with generally accepted accounting principles, the impact of revisions to these estimates are recorded as income tax expense or benefit in the period in which they become known. Accordingly, the accounting estimates used to compute the provision for income taxes have and will change as new events occur, as more experience is acquired, as additional information is obtained and our tax environment changes. To the extent that the estimate changes during a subsequent quarter the effect of the change on prior quarters as well as on the current quarter is included in income tax expense for the current quarter.

Note 10—Commitments and Contingent Liabilities

At March 31, 2006, we were committed to pay approximately £326.2 million for equipment and services and for investments in and loans to affiliates. This amount includes approximately £11.1 million for operations and maintenance contracts and other commitments from April 1, 2007 to 2013. The aggregate amount of the fixed and determinable portion of these obligations for the succeeding five fiscal years is as follows (in millions) (unaudited):

Year ended March 31
2007	£315.1
2008	8.5
2009	2.6
2010	—
2011	—
Thereafter	—
£326.2

We are involved in certain disputes and litigation arising in the ordinary course of our business. None of these matters are expected to have a material adverse effect on our financial position, results of operations or cash flows.

Our banks have provided guarantees in the form of performance bonds on our behalf as part of our contractual obligations. The fair value of the guarantees has been calculated by reference to the monetary value for each performance bond. The amount of commitment expires over the following periods (in millions) (unaudited):

Year ended March 31
2007	£15.4
2008	1.5
2009	—
2010	—
2011	—
Thereafter	8.5
£25.4

Note 11—Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS 154 replaces Accounting Principles Board (“APB”) Opinion No. 20, Accounting Changes, and SFAS 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for, and reporting of, a change in accounting principle. This statement carries forward without change the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. SFAS 154 is effective for accounting changes and corrections of errors in fiscal years beginning after December 31, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date SFAS 154 is issued. The adoption of SFAS 154 did not have a material impact on our consolidated financial statements.

Note 12—Segment Information

Our reportable segments are based on our method of internal reporting. Our primary business segment is our Cable segment, which consists of our television, broadband and telephony business. We also operate a Content segment through our wholly owned subsidiaries Flextech Limited (“Flextech”) and sit-up Limited (“sit-up”), which supply TV programming to the UK pay-television broadcasting market including our televised shopping unit sit-up TV, which markets and retails a wide variety of consumer products using an auction-based format. Our segments operate entirely in the United Kingdom and no one customer represents more than 5% of our overall revenue.

Segment operating income before depreciation, amortization and other charges, which we refer to as Segment OCF is management’s measured segment profit as permitted under SFAS 131, “Disclosures about Segments of an Enterprise and Related Information”. Our management, including our chief executive officer who is our chief operating decision maker, considers Segment OCF as an important indicator of the operational strength and performance of our segments. Segment OCF excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from Segment OCF as management believes they are not characteristic of our underlying business operations.

Segment information for the three month periods ended March 31, 2006 is as follows (in millions) (unaudited):

	Three months ended March 31, 2006
	Cable	Content	Elims.	Total
Revenue	£584.2	£27.2	£—	£611.4
Inter segment revenue	0.3	1.8	(2.1)	—
Operating costs	(237.6)	(19.1)	1.8	(254.9)
Selling, general and administrative expenses	(151.5)	(6.9)	0.3	(158.1)
Segment OCF	195.4	3.0	—	198.4
Depreciation, amortization and other charges	(193.0)	(1.5)	—	(194.5)
Operating income	£2.4	£1.5	£—	£3.9
Identifiable assets	£9,612.1	£784.9	£—	£10,397.0

In 2005, the Company did not have any operations in the Content segment and all of its operations related to the Cable segment.

Note 13—Condensed consolidated financial information

We present the following condensed consolidated financial information as of March 31, 2006 and December 31, 2005 and for the three months ended March 31, 2006 and March 31, 2005 as required by Article 3-10(d) of Regulation S-X.

	March 31, 2006
		NTL	Other		All other
Balance sheets	Company	Cable	guarantors	NTLIH	subsidiaries	Adjustments	Total
	(in millions)

Cash and cash equivalents	£24.9	£—	£30.6	£5.4	£457.4	£—	£518.3
Restricted cash	—	—	—	—	7.5	—	7.5
Other current assets	2.0	—	27.9	—	443.4	—	473.3
Total current assets	26.9	—	58.5	5.4	908.3	—	999.1

Fixed assets, net	—	—	—	—	6,227.0	—	6,227.0
Goodwill	—	—	—	—	1,350.5	—	1,350.5
Intangible assets, net	—	—	(14.4)	—	1,295.8	—	1,281.4
Programming inventory	—	—	—	—	37.4	—	37.4
Investments in, and loans to, affiliates	1,539.7	1,550.3	2,612.2	3,757.7	(922.4)	(8,167.0)	370.5
Other assets, net	—	—	44.3	42.8	44.0	—	131.1
Total assets	£1,566.6	£1,550.3	£2,700.6	£3,805.9	£8,940.6	£(8,167.0)	£10,397.0

Current liabilities	£26.5	£32.0	£115.2	£1,239.1	£993.9	£(1,172.6)	£1,234.1
Long-term debt	—	849.8	1,819.0	1,857.4	6,242.7	(4,919.0)	5,849.9
Other long-term liabilities	—	—	17.8	38.0	252.1	—	307.9
Minority interest	—	—	—	—	0.6	—	0.6
Shareholders’ equity	1,540.1	668.5	748.6	671.4	1,451.3	(2,075.4)	3,004.5
Total liabilities and shareholders’ equity	£1,566.6	£1,550.3	£2,700.6	£3,805.9	£8,940.6	£(8,167.0)	£10,397.0

	December 31, 2005
			Other		All other
Balance sheets	Company	NTL Cable	guarantors	NTLIH	subsidiaries	Adjustments	Total
	(in millions)
Cash and cash equivalents	£446.6	£—	£—	£5.4	£283.2	£—	£735.2
Restricted cash	—	—	—	—	3.4	—	3.4
Marketable securities	96.9	—	—	—	—	—	96.9
Other current assets	68.1	—	0.3	—	235.8	—	304.2
Total current assets	611.6	—	0.3	5.4	522.4	—	1,139.7

Fixed assets, net	—	—	—	—	3,294.9	—	3,294.9
Intangible assets, net	—	—	(14.4)	—	457.4	—	443.0
Investments in, and loans to, affiliates	1,375.0	1,638.6	1,340.4	3,836.0	680.5	(8,870.5)	—
Other assets, net	—	—	—	69.0	41.9	—	110.9
Total assets	£1,986.6	£1,638.6	£1,326.3	£3,910.4	£4,997.1	£(8,870.5)	£4,988.5

Current liabilities	£21.6	£18.9	£—	£69.7	£622.0	£(122.4)	£609.8
Long-term debt	10.0	869.1	—	3,055.2	4,666.3	(6,321.4)	2,279.2
Other long-term liabilities	—	—	17.8	31.8	93.9	—	143.5
Minority interest	—	—	—	—	1.0	—	1.0
Shareholders’ equity (deficit)	1,955.0	750.6	1,308.5	753.7	(386.1)	(2,426.7)	1,955.0
Total liabilities and shareholders’ equity	£1,986.6	£1,638.6	£1,326.3	£3,910.4	£4,997.1	£(8,870.5)	£4,988.5

	Three months ended March 31, 2006
		NTL	Other		All other
Statements of operations	Company	Cable	guarantors	NTLIH	subsidiaries	Adjustments	Total
	(in millions)
Revenue	£—	£—	£—	£—	£611.4	£—	£611.4
Operating costs	—	—	—	—	(254.9)	—	(254.9)
Selling, general and administrative expenses	(3.1)	—	(2.5)	—	(152.5)	—	(158.1)
Other charges	—	—	—	—	(8.4)	—	(8.4)
Depreciation and amortization	—	—	—	—	(186.1)	—	(186.1)
Operating (loss) income	(3.1)	—	(2.5)	—	9.5	—	3.9

Interest and other income, net	—	19.5	8.0	64.7	8.1	(91.7)	8.6
Interest expense	—	(19.2)	(22.1)	(53.2)	(81.0)	91.7	(83.8)
Loss on extinguishment of debt	—	—	—	—	(32.4)	—	(32.4)
Share of income from equity investments	—	—	—	—	1.4	—	1.4
Foreign currency (losses) gains	—	—	(16.8)	4.6	2.2	—	(10.0)
Minority interest income	—	—	—	—	0.4	—	0.4
Losses from derivative instruments	—	—	—	(9.2)	—	—	(9.2)
Effect of change in accounting principle	—	—	—	—	1.2	—	1.2
Income tax benefit	—	—	—	—	—	—	—
(Loss) income from continuing operations	(3.1)	0.3	(33.4)	6.9	(90.6)	—	(119.9)
Equity in net loss of subsidiaries	(116.8)	(81.5)	(160.3)	(88.4)	—	447.0	—
Net loss	£(119.9)	£(81.2)	£(193.7)	£(81.5)	£(90.6)	£447.0	£(119.9)

	Three months ended March 31, 2005
			Other		All other
Statements of operations	Company	NTL Cable	guarantors	NTLIH	subsidiaries	Adjustments	Total
	(in millions)
Revenue	£—	£—	£—	£—	£497.8	£—	£497.8
Operating costs	—	—	—	—	(206.9)	—	£(206.9)
Selling, general and administrative expenses	(3.9)	—	—	—	(115.9)	—	£(119.8)
Other charges	—	—	—	—	(0.4)	—	£(0.4)
Depreciation and amortization	—	—	—	—	(157.7)	—	£(157.7)
Operating (loss) income	(3.9)	—	—	—	16.9	—	13.0
Interest and other income, net	2.9	26.9	12.7	77.1	3.5	(116.6)	6.5
Interest expense	(0.1)	(27.5)	(0.1)	(83.1)	(75.9)	116.6	(70.1)
Foreign currency (losses) gains	(0.3)	—	—	(24.7)	21.0	—	(4.0)
Income tax expense	—	—	(11.3)	—	—	—	(11.3)
(Loss) income from continuing operations	(1.4)	(0.6)	1.3	(30.7)	(34.5)	—	(65.9)
Income from discontinued operations	—	—	—	—	521.7	—	521.7
Equity in net income of subsidiaries	457.2	447.2	454.3	477.9	—	(1,836.6)	—
Net income	£455.8	£446.6	£455.6	£447.2	£487.2	£(1,836.6)	£455.8

See accompanying notes.

	Three months ended March 31, 2006
		NTL	Other		All other
Statements of cash flows	Company	Cable	guarantors	NTLIH	subsidiaries	Adjustments	Total
			(millions)

Net cash provided by (used in) operating activities	£(9.4)	£0.4	£94.3	£(23.7)	£145.7	£—	£207.3
Investing activities:
Purchases of fixed assets	—	—	—	—	(135.3)	—	(135.3)
Acquisition of subsidiaries, net of cash acquired	(2,281.5)	—	—	—	282.3	—	(1,999.2)
Dividend received	2,289.0	—	—	—	—	(2,289.0)	—
Repayments from (advances to) affiliates	—	17.8	36.9	1,228.2	4.9	(1,282.9)	4.9
Increase in restricted cash	—	—	—	—	4.2	—	4.2
Proceeds from sale of assets	—	—	—	—	0.7	—	0.7
Net cash (used in) investing activities	7.5	17.8	36.9	1,228.2	156.8	(3,571.9)	(2,124.7)
Financing activities:
Proceed from employee stock option exercises	27.2	—	—	—	—	—	27.2
Proceeds from borrowings, net	—	—	1,800.0	284.3	2,915.7	—	5,000.0
Financing fees	—	—	(24.9)	(25.9)	(29.2)	—	(80.0)
Principal payments	—	—	—	(1,445.1)	(1,796.2)	—	(3,241.3)
Dividend paid	—	—	(2,289.0)	—	—	2,289.0	—
Intercompany debt repayments	—	(18.2)	(25.3)	(17.8)	(1,221.6)	1,282.9	—
Net cash provided by financing activities	27.2	(18.2)	(539.2)	(1,204.5)	(131.3)	3,571.9	1,705.9
Effect of exchange rate changes	(0.5)	—	(8.0)	—	3.1	—	(5.4)
(Decrease) in cash and cash equivalents	24.8	—	(416.0)	—	174.3	—	(216.9)
Cash and cash equivalents, start of period	0.1	—	446.6	5.4	283.1	—	735.2
Cash and cash equivalents, end of period	£24.9	£—	£30.6	£5.4	£457.4	£—	£518.3

See accompanying notes.

	Three months ended March 31, 2005
Statements of cash flows	Company	NTL Cable	Other guarantors	NTLIH	All other subsidiaries	Adjustments	Total
	(millions)
Net cash (used in) provided by operating activities	£(6.9)	£(10.0)	£3.5	£20.8	£150.0	£—	£157.4
Investing activities:
Purchases of fixed assets	—	—	—	—	(73.8)	—	(73.8)
Repayments from (advances to) affiliates	56.8	587.2	1,220.0	581.3	—	(2,445.3)	—
Dividends received	523.8	—	—	—	—	(523.8)	—
Increase in restricted cash	—	—	—	—	(2.0)	—	(2.0)
Proceeds from sale of Broadcast operations	—	—	—	—	1,221.4	—	1,221.4
Net cash provided by investing activities	580.6	587.2	1,220.0	581.3	1,145.6	(2,969.1)	1,145.6
Financing activities:
Proceeds from borrowings, net	10.0	—	—	529.0	—	(539.0)	—
Dividends paid	—	—	(523.8)	—	—	523.8	—
Proceeds from employee stock options	0.4	—	—	—	—	—	0.4
Principal payments	—	—	—	(500.2)	—	—	(500.2)
Intercompany debt repayments	—	(577.1)	(699.7)	(587.2)	(1,120.3)	2,984.3	—
Purchase of stock	(69.2)	—	—	—	—	—	(69.2)
Net cash used in financing activities	(58.8)	(577.1)	(1,223.5)	(558.4)	(1,120.3)	2,969.1	(569.0)
Cashflow from discontinued operations	—	—	—	—	(9.0)	—	(9.0)
Effect of exchange rate changes	(7.4)	—	—	—	—	—	(7.4)
Increase in cash and cash equivalents	507.5	0.1	—	43.7	166.3	—	717.6
Cash and cash equivalents, start of period	38.2	1.1	—	—	85.9	—	125.2
Cash and cash equivalents, end of period	£545.7	£1.2	£—	£43.7	£252.2	£—	£842.8

See accompanying notes.

NTL INVESTMENT HOLDINGS LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

	March 31, 2006	December 31, 2005
	(Unaudited)	(See Note)
Assets
Current assets
Cash and cash equivalents	£249.4	£288.1
Restricted cash	2.5	2.6
Accounts receivable—trade, less allowances for doubtful accounts of £37.5 (2006) and £39.8 (2005)	180.1	178.2
Prepaid expenses and other current assets	41.1	42.2
Total current assets	473.1	511.1
Fixed assets, net	3,094.1	3,114.3
Reorganization value in excess of amounts allocable to identifiable assets	197.9	197.9
Customer lists, net	205.1	229.8
Other intangible assets, net	2.3	2.4
Due from affiliates	62.1	61.0
Other assets, net of accumulated amortization of £4.8 (2006) and £32.2 (2005)	83.3	110.9
Total assets	£4,117.9	£4,227.4

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	£136.5	£176.7
Accrued expenses and other current liabilities	257.7	266.7
Interest payable	73.6	65.2
Deferred revenue	96.0	95.3
Due to affiliates	1,320.7	111.8
Current portion of long-term debt	0.8	0.8
Total current liabilities	1,885.3	716.5
Long-term debt, net of current portion	1,433.3	2,630.4
Deferred revenue and other long-term liabilities	127.3	125.8
Minority interest	0.6	1.0
Commitments and contingent liabilities
Shareholders’ equity
Share capital—£0.001 par value; authorized 1,000,000 ordinary shares (2006 and 2005); issued and outstanding 121,006 (2006 and 2005) ordinary shares	—	—
Additional paid-in capital	1,399.9	1,399.9
Accumulated other comprehensive loss	(19.8)	(19.0)
Accumulated deficit	(708.7)	(627.2)
Total shareholders’ equity	671.4	753.7
Total liabilities and shareholders’ equity	£4,117.9	£4,227.4

Note: The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date.

See accompanying notes.

NTL INVESTMENT HOLDINGS LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited) (in millions)

	Three months ended March 31,
	2006	2005
Revenue	£457.3	£467.1
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(194.0)	(198.5)
Selling, general and administrative expenses	(114.1)	(105.0)
Other charges	(7.8)	(0.4)
Depreciation	(116.0)	(124.1)
Amortization	(24.8)	(25.6)
	(456.7)	(453.6)
Operating income	0.6	13.5
Other income (expense)
Interest income and other, net	3.2	3.7
Interest expense	(52.6)	(80.9)
Loss on extinguishment of debt	(32.4)	—
Losses on derivative instruments	(9.2)	—
Foreign currency transaction gains (losses)	7.3	(3.7)
Loss from continuing operations before minority interest and cumulative effect of change in accounting principle	(83.1)	(67.4)
Minority interest income	0.4	—
Cumulative effect of change in accounting principle	1.2	—
Loss from continuing operations	(81.5)	(67.4)
Discontinued operations
Income from discontinued operations before income taxes	—	7.3
Gain on disposal of assets	—	507.5
Income tax expense	—	(0.2)
Income from discontinued operations	—	514.6
Net (loss) income	£(81.5)	£447.2

See accompanying notes.

NTL INVESTMENT HOLDINGS LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited) (in millions)

	Three months ended March 31,
	2006	2005
Net cash provided by operating activities	£73.9	£52.8
Investing activities
Purchase of fixed assets	(118.4)	(66.8)
Investments in and loans to affiliates	1,207.8	—
Decrease in restricted cash	0.1	—
Proceeds from sale of fixed assets	2.0	—
Proceeds from sale of broadcast operations, net	—	1,219.8
Net cash provided by investing activities	1,091.5	1,153.0
Financing activities
Principal payments on long-term debt	(1,462.5)	(986.9)
New borrowings	284.3	—
Financing fees	(25.9)	—
Net cash used in financing activities	(1,204.1)	(986.9)
Cash flow from discontinued operations
Net cash used by operating activities	—	(6.0)
Net cash used by investing activities	—	(3.0)
Net cash used in discontinued operations	—	(9.0)
(Decrease) increase in cash and cash equivalents	(38.7)	209.9
Cash and cash equivalents, beginning of period	288.1	85.5
Cash and cash equivalents, end of period	£249.4	£295.4

See accompanying notes.

Note 1—Basis of Presentation

We are a wholly-owned subsidiary of NTL Holdings Inc, (formerly NTL Incorporated) or NTL Holdings.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. For further information, refer to the consolidated financial statements and footnotes thereto included in the Annual Report on Form 10-K for NTL Holdings for the year ended December 31, 2005.

On March 3, 2006, NTL Holdings merged with a subsidiary of NTL Incorporated (formerly known as Telewest Global, Inc.) which we refer to as NTL and the merger has been accounted for as a reverse acquisition of Telewest Global, Inc. or Telewest using the purchase method. This merger created the UK’s largest provider of residential broadband and the UK’s leading provider of triple play services. In connection with this transaction, Telewest changed its name to NTL Incorporated.

Certain prior period balances have been reclassified to conform to the current period presentation.

Note 2—Acquisitions and Disposals

Proposed Acquisition of Virgin Mobile

On April 4, 2006, NTL announced that it had reached agreement with the independent board of directors of Virgin Mobile (UK) Holdings plc (“Virgin Mobile”) on the terms of a cash offer, with a share alternative offer and a share and cash alternative offer, to be made by NTL and one of its wholly-owned subsidiaries to acquire 100% of the shares of Virgin Mobile (the “Offer”). Virgin Mobile is the largest mobile virtual network operator in the United Kingdom, with 4.3 million customers.

Virgin Mobile shareholders may elect to receive, for each share of Virgin Mobile, (a) £3.72 in cash, (b) 0.23245 shares of NTL’s common stock, or (c) 0.18596 shares of NTL’s common stock plus £0.67 in cash from us. Virgin Group Investments Limited and Virgin Entertainment Investment Holdings Ltd. have irrevocably agreed to elect alternative (c) above in respect of Virgin Group’s aggregate beneficial interest in approximately 71.2% of Virgin Mobile’s shares. Other shareholders holding an additional 0.82% of Virgin Mobile have also irrevocably agreed to accept the Offer.

NTL and Virgin Mobile intend to implement the Offer through a U.K. Scheme of Arrangement. A document outlining the terms of the Offer and the Scheme of Arrangement in greater detail was posted to Virgin Mobile shareholders on or around April 28, 2006. Virgin Mobile shareholders will be asked at a meeting of shareholders to approve the Scheme of Arrangement. The court will then be asked to confirm the fairness of the Scheme. The transaction does not require approval by NTL’s shareholders.

We will finance the cash portion of the Offer (approximately £414 million, assuming that all of the shareholders other than those affiliated with the Virgin Group take cash), the refinancing of Virgin Mobile’s outstanding indebtedness (approximately £193 million as at September 30, 2005) and transactional expenses through £475 million of additional bank borrowings committed under its existing facility and cash on hand.

One of our subsidiaries has also entered into a trademark license agreement with Virgin Enterprises Limited under which NTL will be entitled to use certain Virgin trade marks within the United Kingdom and Ireland. The agreement is an exclusive license covering a number of aspects of NTL’s consumer business, including the provision of communications services (such as internet, television, fixed line telephony, and upon the acquisition of Virgin Mobile, mobile telephony), the acquisition and branding of sports, movies and other premium television content, and the branding and sale of certain communications equipment related to NTL’s consumer businesses, such as set top boxes and cable modems. The agreement provides for a royalty of 0.25% per annum of NTL’s revenues from the relevant businesses, subject to a minimum annual royalty of £8.5 million (the royalty would have been approximately £9 million based on combined historical NTL and Telewest 2005 revenues including revenue from Virgin Mobile and the company’s subsidiary Virgin.Net). The agreement replaces the existing license agreement under which NTL’s subsidiary Virgin.net is entitled to use the Virgin brand in relation to its internet business and, on the acquisition of Virgin Mobile, will replace the existing Virgin Mobile license agreement. The agreement has a term of 30 years, although NTL can terminate it after 10 years on one year’s notice, and it is subject to earlier termination by NTL in certain other circumstances, including (subject to specified payments) a change of control. The agreement also entitles NTL to use a corporate name that includes the Virgin name. Under the U.K. Takeover Code, the license agreement is subject to approval by a majority of the shareholders of Virgin Mobile other than those associated with affiliates of the Virgin Group.

Disposal of Broadcast and Ireland operations

On December 1, 2004, NTL Holdings reached an agreement for the sale of its broadcast operations. The sale completed on January 31, 2005. The broadcast operations are accounted for as a discontinued operation and therefore, Broadcast’s results of operations have been removed from our results of continuing operations for the three months ended March 31, 2005. The results of operations of Broadcast have been excluded from the components of “Loss from continuing operations” and shown under the caption “Income from discontinued operations” in the Statements of Operations. Upon the sale, we recorded a gain on disposal of £507.5 million.

On May 9, 2005, NTL Holdings sold its operations in the Republic of Ireland, comprising all of the ordinary shares of ntl Communications (Ireland) Limited and ntl Irish Networks Limited and certain additional assets, to MS Irish Cable Holdings B.V., an affiliate of Morgan Stanley & Co. International Limited, for an aggregate purchase price of €333.4 million, or £225.5 million. The Ireland operations are accounted for as a discontinued operation and therefore, Ireland’s results of operations have been removed from its results of continuing operations for the three months ended March 31, 2005. The results of operations of Ireland have been excluded from the components of “Loss from continuing operations” and shown under the caption “Income from discontinued operations” in the Statements of Operations.

As a result of the sale of NTL Holdings’ broadcast and Ireland operations, we have accounted for the Broadcast and Ireland operations as discontinued operations in 2005. The results of operations for the Broadcast and Ireland operations have been excluded from the components of loss from continuing operations and shown in a separate caption, titled income from discontinued operations, and the assets and liabilities of the Broadcast and Ireland operations are reported as assets held for sale and liabilities of discontinued operations, respectively. Revenue from the Broadcast operations reported in discontinued operations for the three months ended March 31, 2005 was £21.4 million. Pre-tax income from Broadcast operations, reported as pre-tax income from discontinued operations, for the three months ended March 31, 2005 was £4.1 million. Revenue from the Ireland operations reported in discontinued operations for the three months ended March 31, 2005 was £19.2 million. Pre-tax income from Ireland operations, reported as pre-tax income from discontinued operations, for the three months ended March 31, 2005 was £3.2 million.

Note 3—Intangible Assets

Intangible assets consist of (in millions):

	Estimated Useful Life	March 31, 2006	December 31, 2005
	(Unaudited)
Reorganization value in excess of amounts allocable to identifiable assets		£197.9	£197.9
Intangible assets subject to amortization:
Costs
Trademark licenses	5 years	£3.2	£3.2
Customer lists	3 - 5 years	519.4	519.4
		522.6	522.6
Accumulated amortization
Trademark licenses		0.9	0.8
Customer lists		314.3	289.6
		315.2	290.4
		£207.4	£232.2

Estimated aggregate amortization expense for each of the five succeeding fiscal years from December 31, 2005 is as follows: £98.5 million in 2006, £97.8 million in 2007, £32.3 million in 2008, £3.6 million in 2009 and £nil in 2010.

Note 4—Long-Term Debt

Long-term debt consists of (in millions):

	March 31, 2006	December 31, 2005
	(Unaudited)
8.75% US Dollar Senior Notes due 2014 to NTL Cable plc	£244.3	£247.3
9.75% Sterling Senior Notes due 2014 to NTL Cable plc	375.0	375.0
8.75% Euro Senior Notes due 2014 to NTL Cable plc	157.0	155.0
Senior credit facility	284.3	1,463.0
Floating Rate Loan Note due 2012 to NTL Cable plc	58.2	58.2
Other loan notes due to affiliates	275.7	293.0
Capital leases	38.1	38.2
Other	1.5	1.5
	1,434.1	2,631.2
Less: current portion	(0.8)	(0.8)
	£1,433.3	£2,630.4

The effective interest rates on the variable interest rate debt were as follows:

	March 31, 2006	December 31, 2005
Floating Rate Loan Note due 2012	9.6%	8.3%
Senior credit facility	6.2%	6.9%

In February 2006, NTL Holdings prepaid £100 million in respect of its senior credit facility. On March 3, 2006 NTL Holdings prepaid £1,358.1 million in respect of its senior credit facility, utilizing NTL’s new senior credit facilities, under which we are a borrower and guarantor.

NTL’s new senior credit facilities provide for a senior secured credit facility in an aggregate principal amount of £3,775 million, comprising a £3.2 billion 5-year amortizing Tranche A term loan facility, a £175 million 5-year amortizing Tranche A-1 term loan facility, a £300 million 6 1/2 year bullet Tranche B-1 term loan facility, and a £100 million 5-year multicurrency revolving credit facility. Tranche A has been drawn in full whereas Tranches A-1 and B-1 remain undrawn as these tranches can only be issued for purposes of financing the purchase price for NTL’s potential acquisition of Virgin Mobile Holdings (UK) plc. NTL must satisfy certain conditions precedent typical for a transaction of this type in order to draw on these two tranches. NTL announced an offer on April 4, 2006 to acquire all outstanding shares of Virgin Mobile through a U.K. scheme of arrangement but no assurances can be made that such offer will be successful or that NTL will use these facilities to fund such offer.

Note 5—Employee Benefit Plans

The components of net periodic pension cost in the three months ended March 31, 2006 and 2005 were as follows (in millions) (unaudited):

	Three months ended March 31,
	2006	2005
Service costs	£0.7	£1.0
Interest costs	3.9	3.6
Expected return on plan assets	(4.2)	(3.4)
Settlements and curtailments	0.3	—
Net periodic benefit costs	£0.7	1.2

Employer Contributions

We previously disclosed in our financial statements for the year ended December 31, 2005, that we expected to contribute £2.2 million to our pension plans in 2006. For the three months ended March 31, 2006 we contributed £0.5 million to our pension plans. We anticipate contributing an additional £1.7 million to fund our pension plans in 2006 for a total of £2.2 million.

Note 6—Other Charges Including Restructuring Charges

Other charges of £7.8 million for the three months ended March 31, 2006, relate to employee termination costs and provisions on properties that have been vacated following the reverse acquisition of Telewest.

The following tables summarize our historical restructuring provisions and the restructuring provisions resulting from the reverse acquisition of Telewest at March 31, 2006 (in millions) (unaudited):

Historical Restructuring Provisions	Involuntary Employee Termination and Related Costs	Lease Exit Costs	Total
Balance, December 31, 2005	£—	£42.5	£42.5
Charged to expense	—	1.0	1.0
Utilized	—	(0.9)	(0.9)
Balance, March 31, 2006	£—	£42.6	£42.6

Acquisition Restructuring Provisions	Involuntary Employee Termination and Related Costs	Lease Exit Costs	Total
Balance, December 31, 2005	£—	£—	£—
Charged to expense	3.2	3.6	6.8
Utilized	(3.2)	—	(3.2)
Balance, March 31, 2006	£—	£3.6	£3.6

Note 7—Stockholders’ Equity

Stock Option Plans

We are an indirect, wholly-owned subsidiary of NTL. Accordingly, we have no stock-based compensation plans. As at March 31, 2006, certain of our employees participated in the stock-based compensation plans of NTL, which are described in NTL Holding’s 2005 Annual Report on Form 10-K.

As disclosed in NTL Holding’s 2005 Annual Report on Form 10-K, NTL Holdings adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment effective January 1, 2006. As a result, we recorded a cumulative effect of a change in accounting principle of £1.2 million to reduce compensation expense recognized in previous periods.

Note 8—Comprehensive (Loss) Income

Comprehensive (loss) income comprises (in millions) (unaudited):

	Three months ended March 31
	2006	2005
Net (loss) income for period	£(81.5)	£447.2
Net unrealized (loss) gain on derivatives	(0.8)	7.6
Comprehensive (loss) income	£(82.3)	£454.8

The components of accumulated other comprehensive income, net of taxes, were as follows (in millions);

	March 31, 2006	December 31, 2005
	(unaudited)
Pension liability adjustments	£(18.2)	£(18.2)
Net unrealized losses on derivatives	(1.6)	(0.8)
	£(19.8)	£(19.0)

Note 9—Income Taxes

At each period end, it is necessary for us to make certain estimates and assumptions to compute the provision for income taxes including, but not limited to the expected operating income (or loss) for the year, projections of the proportion of income (or loss) earned and taxed in the United Kingdom and the extent to which this income (or loss) may also be taxed in the United States, permanent and temporary differences, the likelihood of deferred tax assets being recovered and the outcome of contingent tax risks. At each interim period, management uses the best information available to develop these estimates and assumptions, which are used to compute the forecast effective tax rate for the full year which is applied in computing the income tax expense or benefit for the interim period. In accordance with generally accepted accounting principles, the impact of revisions to these estimates are recorded as income tax expense or benefit in the period in which they become known. Accordingly, the accounting estimates used to compute the provision for income taxes have and will change as new events occur, as more experience is acquired, as additional information is obtained and our tax environment changes. To the extent that the estimate changes during a subsequent quarter the effect of the change on prior quarters as well as on the current quarter is included in income tax expense for the current quarter.

Note 10—Related Party Transactions

The Company is a indirect, wholly-owned subsidiary of NTL Inc. (formerly known as Telewest Global, Inc.). The following information summarizes the Company’s significant related party transactions with NTL and its affiliates (in millions) (unaudited):

	Three months ended March 31,
	2006	2005
Revenue	£0.2	£—
Operating costs	15.0	9.2
Selling, general and administrative expenses	9.0	10.1

Intercompany interest is charged from/to the Company by NTL and its affiliates based on intercompany debt balances. Intercompany interest income and expense is calculated using a weighted average interest rate of external borrowings by NTL and its affiliates. The following information summarizes the amounts of intercompany interest charged from/to the Company by NTL and its affiliates, which is included within interest income and expense in the Company’s statements of operations (in millions) (unaudited)

	Three months ended March 31,
	2006	2005
Interest income	£3.2	£—
Interest expense	24.0	29.9

The amounts due to NTL and its affiliates included in our consolidated balance sheets as of March 31, 2006 and December 31, 2005 were as follows (in millions):

	March 31, 2006	December 31, 2005
	(unaudited)
Due from affiliates	£62.4	£29.4
Interest payable	63.9	49.1
Amounts due to affiliates	1,323.4	106.4
Long-term debt	1,110.3	1,016.8

Note 11—Commitments and Contingent Liabilities

At March 31, 2006, we were committed to pay approximately £141.1 million for equipment and services and for investments in and loans to affiliates. This amount includes approximately £2.1 million for operations and maintenance contracts and other commitments from April 1, 2007 to 2011. The aggregate amount of the fixed and determinable portion of these obligations for the succeeding five fiscal years is as follows (in millions) (unaudited):

Year ended March 31
2007	£139.0
2008	2.1
2009	—
2010	—
2011	—
Thereafter	—
£141.1

The Company is involved in certain disputes and litigation arising in the ordinary course of our business. None of these matters are expected to have a material adverse effect on our financial position, results of operations or cash flows.

The Company’s banks have provided guarantees in the form of performance bonds on our behalf as part of our contractual obligations. The fair value of the guarantees has been calculated by reference to the monetary value for each performance bond. The amount of commitment expires over the following periods (in millions) (unaudited):

Year ended March 31
2007	£12.3
2008	—
2009	—
2010	—
2011	—
Thereafter	7.8
£20.1

Note 12—Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS 154 replaces Accounting Principles Board (“APB”) Opinion No. 20, Accounting Changes, and SFAS 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for, and reporting of, a change in accounting principle. This statement carries forward without change the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. SFAS 154 is effective for accounting changes and corrections of errors in fiscal years beginning after December 31, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date SFAS 154 is issued. The adoption of SFAS 154 did not have a material impact on our consolidated financial statements.